CREDIT AGREEMENT

Dated as of June 10, 2004

among

A. O. SMITH CORPORATION,

VARIOUS FINANCIAL INSTITUTIONS,

M&I MARSHALL & ILSLEY BANK,
U.S. BANK NATIONAL ASSOCIATION
and
WELLS FARGO BANK, N.A.,
as Co-Documentation Agents,

and

BANK OF AMERICA, N.A.,
as Administrative Agent

BANC OF AMERICA SECURITIES LLC
Lead Arranger and Sole Book Manager

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULES
Schedule 1.1	Pricing Schedule
Schedule 2.1	Commitments and Pro Rata Shares
Schedule 5.5	Litigation
Schedule 5.7	ERISA
Schedule 5.11	Permitted Liabilities
Schedule 5.12	Environmental Matters
Schedule 5.14	Subsidiaries
Schedule 7.1	Existing Liens
Schedule 10.2	Addresses for Notices
EXHIBITS
Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Legal Opinion of Counsel to the Company
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Note
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Request for Increase

-vi-

CREDIT AGREEMENT

        This CREDIT AGREEMENT is entered into as of June 10, 2004 among A. O. SMITH CORPORATION, a Delaware corporation (the “Company”), the several financial institutions from time to time party to this Agreement (collectively the “Lenders”; individually each a “Lender”), M&I MARSHALL & ILSLEY BANK, U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO BANK, N.A., as Co-Documentation Agents, and BANK OF AMERICA, N.A., as Administrative Agent.

        WHEREAS, the Lenders have agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

SECTION 1 DEFINITIONS

        1.1 Certain Defined Terms. The following terms have the following meanings:

Affected Lender — see Section 3.7.

Affiliate means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

Administrative Agent means Bank of America in its capacity as administrative agent for the Lenders hereunder, and any successor agent arising under Section 9.9.

Agent-Related Persons means the Administrative Agent and any successor thereto in such capacity hereunder, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

Administrative Agent’s Payment Office means the address for payments to the Administrative Agent set forth on Schedule 10.2 or such other address as the Administrative Agent may from time to time specify.

Administrative Questionnaire means an Administrative Questionnaire in a form supplied by the Administrative Agent.

Aggregate Commitments means the aggregate Commitments of the Lender which are on the date hereof $265,000,000, as such amount may be increased pursuant to Section 2.16 or decreased pursuant to Section 2.6.

Agreement means this Credit Agreement.

Applicable Margin means, at any time, the percentage set forth in Schedule 1.1 opposite the then-current Leverage Ratio.

Arranger means Banc of America Securities LLC.

Assignee —see subsection 10.8(a).

Attorney Costs means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services (without duplication) and all reasonable disbursements of internal counsel.

Base Rate means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America at its principal office in the United States as its “reference rate.” (The “reference rate” is a rate set by Bank of America based upon various factors including BofA’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.) Any change in the reference rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan means a Loan that bears interest based on the Base Rate.

Bank of America means Bank of America, N.A., a national banking association.

Borrowingmeans a borrowing hereunder consisting of Loans of the same Type made by the Lenders on the same day ratably according to their respective Pro Rata Shares.

Borrowing Date means any date on which a Borrowing occurs under Section 2.3.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Charlotte, Chicago or the city where the Administrative Agent’s Payment Office is located are authorized or required by law to close and, if the applicable Business Day relates to a Eurodollar Loan, means such a day on which dealings are carried on in the London interbank eurodollar market.

Capital Adequacy Regulation means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any Person controlling a bank.

Capital Lease means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

Capitalized Lease Obligations means, with respect to any Person, all outstanding obligations of such Person in respect of Capital Leases, taken at the capitalized amount thereof accounted for as indebtedness in accordance with GAAP.

Cash Collateralize – see subsection 2.5(g).

Change of Control means any of the following events:

(a) at any time that Permitted Holders do not have collectively the right to elect a majority of the members of the Board of Directors of the Company directly and/or indirectly by virtue of their control (within the meaning of Rule 12b-2 of the SEC under the Exchange Act as in effect on the date hereof) of Smith Investment Company (“SICO”), a Delaware corporation, or any successor to SICO, any Person or group (within the meaning of Rule 13d-5 of the SEC under the Exchange Act as in effect on the date hereof), other than Permitted Holders, shall become the Beneficial Owner (as defined in Rule 13d-3 of the SEC under the Exchange Act as in effect on the date hereof) of 30% or more (by number of votes) of the Voting Stock and more of the Voting Stock than the Permitted Holders; or

(b) at any time that Permitted Holders do not have collectively the right to elect a majority of the members of the Board of Directors of the Company directly and/or indirectly by virtue of their control of SICO or any successor to SICO, a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members (other than as a result of the death or disability of a Continuing Member so long as there has not been an opportunity to replace such Continuing Member).

Closing Date means the date on which all conditions precedent set forth in Section 4.1are satisfied or waived by all Lenders (or, in the case of subsection 4.1(e), waived by the Person entitled to receive the applicable payment).

Code means the Internal Revenue Code of 1986.

Commitment means, as to each Lender, its obligation to (a) make Loans to the Company pursuant to Section 2.1, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

Company — see the Preamble.

Compliance Certificate means a certificate substantially in the form of Exhibit F.

Consolidated EBITDA means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes (including franchise taxes based upon income) payable by the Company and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income and (iv) other non-recurring items reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) all non-cash non-recurring items increasing Consolidated Net Income for such period.

Consolidated Interest Charges means, for any period, the sum of (a) all interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and (b) to the extent not included in clause (a), the consolidated yield or discount accrued during such period on all Securitization Obligations.

Consolidated Interest Coverage Ratio means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

Consolidated Net Income means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

Consolidated Net Worth means the Company’s consolidated stockholders’ equity.

Continuing Member means a member of the Board of Directors of the Company who (a) was a member of the Company’s Board of Directors on the Effective Date and has been such continuously thereafter, (b) became a member of such Board of Directors after the Effective Date and whose election or nomination for election was approved by a vote of the majority of the members of the Company’s Board of Directors who were then Continuing Members or by a nominating or similar committee of the Board of Directors by a vote of the majority of the members of such committee who were then Continuing Members; or (c) became a member of such Board of Directors after the Effective Date and whose election or nomination for election was approved by Permitted Holders directly and/or indirectly by virtue of their control of SICO or any successor to SICO.

Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

Conversion/Continuation Date means any date on which, under Section 2.4, the Company (a) converts Loans of one Type to the other Type or (b) continues as Eurodollar Loans, but with a new Interest Period, Eurodollar Loans having an Interest Period expiring on such date.

Credit Extension means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

Debtof any Person means, without duplication, (a) all indebtedness of such Person for borrowed money and all mandatory purchase, redemption or other retirement obligations of such Person in respect of its mandatorily redeemable preferred stock; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than (i) trade and similar accounts payable and accrued expenses, in each case arising in the ordinary course of business and, in the case of accounts payable, on ordinary terms, and (ii) accrued pension cost, employee compensation and benefits and postretirement health care obligation arising in the ordinary course of business); (c) all reimbursement or payment obligations of such Person with respect to letters of credit; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement (other than an operating lease), or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capitalized Lease Obligations of such Person; (g) all indebtedness of the types referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, provided that the amount of any such Debt shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien; (h) all Hedging Obligations of such Person; and (i) all Guaranty Obligations of such Person in respect of indebtedness or obligations of others.

Debtor Relief Laws means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default Rate means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) 2% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Letter of Credit Fee Rate plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.

Defaulting Lender means any Lender that (a) has failed to fund any portion of the Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

Disposition — see Section 7.3.

Dollarsand $ each mean lawful money of the United States.

Effective Date means the date on which the Administrative Agent has received counterparts of this Agreement executed by the parties hereto.

Environmental Claims means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all Federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental and land use matters.

ERISAmeans the Employee Retirement Income Security Act of 1974.

ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations which is treated as such a withdrawal; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or Multiemployer Plan that has any Unfunded Pension Liability, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

Eurodollar Loan means any Loan which bears interest by reference to the Eurodollar Rate.

Eurodollar Ratemeans for any Interest Period with respect to a Eurodollar Rate Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

Event of Default — see Section 8.1.

Exchange Act means the Securities Exchange Act of 1934.

Facility Fee Rate means the percentage set forth in Schedule 1.1 opposite the then-current Leverage Ratio.

Federal Funds Rate means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

FRB means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

Funded Debt means, at any time, the sum (determined on a consolidated basis and without duplication) of (i) all Debt of the Company and its Subsidiaries of the types described in clauses (a), (b), (d), (e), (f) and (g) of the definition of Debt, (ii) all non-contingent obligations of the Company and its Subsidiaries with respect to letters of credit, (iii) all contingent obligations of the Company and its Subsidiaries with respect to letters of credit issued for the account of the Company or any Subsidiary to support, and all Guaranty Obligations of the Company and its Subsidiaries in respect of, Funded Debt of any Person other than the Company or a Subsidiary and (iv) to the extent not included in clause (i) above, all Securitization Obligations of the Company and its Subsidiaries.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Governmental Authority means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

Guaranty Obligation means, as to any Person (without duplication), any direct or indirect liability of such Person, with or without recourse, with respect to any Debt, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof; provided that if any Guaranty Obligation (a) is limited to an amount less than the obligations guaranteed or supported, the amount of the such Guaranty Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the amount to which such Guaranty Obligation is so limited; or (b) is limited to recourse against a particular asset or assets of such Person, the amount of such Guaranty Obligation shall be equal to the lesser of the amount determined pursuant to the initial clause of this sentence and the fair market value of such asset or assets at the date for determination of the amount of such Guaranty Obligation.

Hedging Obligations means, with respect to any Person, all liabilities of such Person under interest rate, currency and commodity swap agreements, cap agreements and collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Indemnified Liabilities — see Section 10.5.

Indemnified Person — see Section 10.5.

Independent Auditor — see subsection 6.1(a).

Insolvency Proceeding means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, undertaken under U.S. Federal, state or foreign law, including the U.S. Bankruptcy Code.

Interest Payment Date means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter, provided that if any Interest Period for a Eurodollar Loan exceeds three months, each three month anniversary of the beginning of such Interest Period shall also be an Interest Payment Date.

Interest Period means, as to any Eurodollar Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a Eurodollar Loan, and ending on the date one, two, three or six months thereafter (or such other period as may be approved by all Lenders) as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; provided that:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless, in the case of a Eurodollar Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii) any Interest Period for a Eurodollar Loan that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period for any Loan shall extend beyond the Termination Date.

IRS means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

ISP means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

Issuer Documents means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Company (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

Lawsmeans, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

L/C Advance means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

L/C Application means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer, with such modifications as the Company and the L/C Issuer may reasonably approve.

L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

L/C Credit Extension means, with respect to any Letter of Credit, the issuance thereof, the extension of the expiry date thereof or the increase of the amount thereof.

L/C Issuer means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

L/C Obligations means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Lender has the meaning specified in the preamble hereto and, as the context requires, includes the L/C Issuer.

Lending Office means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Eurodollar Lending Office”, as the case may be, in its Administrative Questionnaire, or such other office or offices as such Lender may from time to time notify the Company and the Administrative Agent.

Letter of Credit means any standby letter of credit issued hereunder.

Letter of Credit Expiration Date means the day that is seven days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

Letter of Credit Fee has the meaning specified in subsection 2.5(i).

Letter of Credit Fee Rate means the percentage set forth in Schedule 1.1 opposite the then-current Leverage Ratio.

Letter of Credit Sublimit means an amount equal to $20,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

Leverage Ratio means at any time the ratio of (a) Funded Debt to (b) the sum of Funded Debt plus Consolidated Net Worth.

Lien means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease.

Loan Documents means this Agreement, each Note and each Issuer Document.

Loan means an extension of credit by a Lender to the Company under Section 2.

Margin Stock means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; or (b) a material impairment of the ability of the Company to perform its obligations hereunder.

Material Financial Obligations means Debt (other than (i) Hedging Obligations and (ii) Debt of the Company to any Material Subsidiary or of any Material Subsidiary to the Company or any other Material Subsidiary) or Guaranty Obligations of the Company or any Material Subsidiary in a principal amount, or Hedging Obligations (based upon the applicable termination value) or Securitization Obligations of the Company or any Material Subsidiary, that in the aggregate are equal to $25,000,000 or more.

Material Subsidiary means, at any time, any Subsidiary of the Company that has a Threshold Percentage (as defined below) or more of the Company’s consolidated total assets at such time. For purposes of the foregoing, “Threshold Percentage” means 3%; provided that the Company may at any time permanently reduce the Threshold Percentage by written notice to the Administrative Agent setting forth the new Threshold Percentage.

Multiemployer Plan means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company or any ERISA Affiliate may have any liability.

Net Cash Proceeds means, with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Disposition, net of (i) direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Disposition (other than the Loans).

Note means a promissory note executed by the Company in favor of a Lender pursuant to subsection 2.2(b), in substantially the form of Exhibit E.

Notice of Borrowing means a notice in substantially the form of Exhibit A.

Notice of Conversion/Continuation means a notice in substantially the form of Exhibit B.

Obligations means all advances, debts, liabilities, obligations, covenants and duties arising under this Agreement owing by the Company to any Lender, the Administrative Agent or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, or now existing or hereafter arising.

Organization Documents means (i) for any corporation, the certificate of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, (ii) for any partnership or joint venture, the partnership or joint venture agreement and any other organizational document of such entity, (iii) for any limited liability company, the certificate or articles of organization, the operating agreement and any other organizational document of such limited liability company, (iv) for any trust, the declaration of trust, the trust agreement and any other organizational document of such trust and (v) for any other entity, the document or agreement pursuant to which such entity was formed and any other organizational document of such entity.

Other Taxes means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any Note.

Outstanding Amount means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

Participant — see subsection 10.8(d).

PBGC means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

Pension Plan means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA with respect to which the Company or any ERISA Affiliate may have any liability but not including any Multiemployer Plan.

Permitted Holders means the lineal descendants (by blood or adoption) of L. R. Smith, the respective current or former spouses of such descendants, trusts primarily for the benefit of any one or more of the foregoing (whether or not also for the benefit of other persons) or controlled by any one or more of the foregoing, trustees of such trusts in their capacities as such trustees, custodians for any such descendants and any corporation, limited liability company or other entity controlled by (within the meaning of Rule 12b-2 of the SEC under the Exchange Act as in effect on the date hereof) any one or more of the foregoing. Without limitation, a trust will be deemed controlled by one or more of the foregoing so long as trustees who are not one or more of the foregoing cannot take action without the assent of a trustee or trustees who are one or more of the foregoing.

Person means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

Plan means an employee benefit plan (as defined in Section 3(3) of ERISA) with respect to which the Company may have any liability.

Pro Rata Share means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.2, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

Replacement Lender — see Section 3.7.

Reportable Event means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

Required Lenders means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.2, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Requirement of Law means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator (under binding arbitration) or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Responsible Officer means the chief executive officer, the president, the chief financial officer, the secretary, any assistant secretary, the treasurer or any assistant treasurer of the Company, or any other officer of the Company having substantially the same authority and responsibility.

SEC means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

Securitization Obligations means, with respect to any Securitization Transaction, the aggregate investment or claim held at any time by all purchasers, assignees or transferees of (or of interests in) or holders of obligations that are supported or secured by accounts receivable, lease receivables and other rights to payment in connection with such Securitization Transaction.

Securitization Transaction means any sale, assignment or other transfer by the Company or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Company or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Company or such Subsidiary supporting or securing payment by the obligor thereon of, or otherwise related to, any such receivables or other payment obligations.

SICO – see the definition of “Change of Control”.

SPC – see Section 10.8.

Subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

Taxes means any and all present or future taxes, levies, assessments, imposts, duties, deductions, charges or withholdings, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office.

Termination Date means the earlier to occur of (a) June 10, 2009 or (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

Total Outstandings means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

Type means the characterization of a Loan as a Base Rate Loan or a Eurodollar Loan.

Unfunded Pension Liability means, with respect to any Plan, the amount of unfunded benefit liabilities of such Plan within the meaning of Section 4001(a)(18) of ERISA.

United States and U.S. each means the United States of America.

Unmatured Event of Default means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

Unreimbursed Amount has the meaning specified in subsection 2.5(c)(i).

Utilization Fee Rate means the percentage set forth in Schedule 1.1 opposite the then-current Leverage Ratio.

Voting Stock means (a) at any time that the Class A Common Stock of the Company is entitled to elect a majority of the members of the Board of Directors of the Company, such Class A Common Stock; and (b) at any other time, all outstanding securities of all classes of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to elect a majority of the directors of the Company.

Wholly-Owned Subsidiary means any Subsidiary in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class is owned, beneficially and of record, by the Company, or by one or more other Wholly-Owned Subsidiaries, or a combination of the foregoing.

        1.2   Other Interpretive Provisions.

        (a)        The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

        (b)        Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

        (c)        The term “including” is not limiting and means “including without limitation.”

        (d)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

        (e)        Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such statute or regulation.

        (f)        The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

        (g)       This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

        (h)       This Agreement is the result of negotiations among and has been reviewed by counsel to the Administrative Agent, the Company and the Lenders, and is the product of all parties. Accordingly, this Agreement shall not be construed against the Lenders or the Administrative Agent merely because of the Administrative Agent’s or Lenders’ involvement in its preparation.

        (i)       Unless otherwise specified, any reference to a particular time of day shall mean such time in Chicago, Illinois.

        1.3   Accounting Principles.

        (a)       Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP. If any financial statements prepared by or on behalf of the Company apply accounting principles other than GAAP (including as a result of any event described in subsection 1.3(b)), the Compliance Certificate accompanying such financial statements shall include information in reasonable detail reconciling such financial statements to GAAP to the extent relevant to the calculations set forth in such Compliance Certificate.

        (b)       If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein and the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change.

        (c)        References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

SECTION 2  THE CREDITS

        2.1   Amounts and Terms of Commitments. Each Lender severally agrees, on the terms and conditions set forth herein, to make Loans to the Company from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Commitment. Subject to the foregoing and the other terms and conditions hereof, the Company may borrow under this Section 2.1, prepay under Section 2.7 and reborrow under this Section 2.1.

        2.2   Loan Accounts. (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive (absent manifest error) of the amount of the Loans made by the Lenders to the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

        (b)        Upon the request of any Lender made through the Administrative Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Lender is irrevocably authorized by the Company to endorse its Note(s) and each Lender’s record shall be conclusive absent manifest error; provided that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Lender.

        2.3   Procedure for Borrowing. (a) Each Borrowing shall be made upon the Company’s irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing, which notice must be received by the Administrative Agent prior to 10:30 a.m. (i) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, and (ii) on the requested Borrowing Date, in the case of Base Rate Loans, specifying:

(A) the amount of the Borrowing, which shall be in an aggregate amount not less than $5,000,000 or a higher integral multiple of $1,000,000 (provided that any Borrowing of Base Rate Loans may be in an amount equal to the unused Aggregate Commitments);

(B) the requested Borrowing Date, which shall be a Business Day;

(C) the Type of Loans comprising such Borrowing; and

(D) in the case of Eurodollar Loans, the duration of the initial Interest Period therefor.

        (b)        The Administrative Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender’s Pro Rata Share of such Borrowing.

        (c)        Each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Company at the Administrative Agent’s Payment Office by 12:00 noon on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the Company by the Administrative Agent at such office by crediting the account of the Company on the books of Bank of America with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

        2.4   Conversion and Continuation Elections for Borrowings. (a) The Company may, upon irrevocable written notice to the Administrative Agent in accordance with subsection 2.4(b):

(i) elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Eurodollar Loans, to convert any such Loans (or any part thereof in an aggregate amount not less than $5,000,000 or a higher integral multiple of $1,000,000) into Loans of the other Type; or

(ii) elect as of the last day of the applicable Interest Period, to continue any Eurodollar Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000 or a higher integral multiple of $1,000,000);

provided that if at any time the aggregate amount of Eurodollar Loans in respect of any Borrowing is reduced, by payment, prepayment or conversion of part thereof, to be less than $5,000,000, such Eurodollar Loans shall automatically convert into Base Rate Loans.

        (b)        The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 10:30 a.m. at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurodollar Loans and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

(A) the proposed Conversion/Continuation Date;

(B) the aggregate amount of Loans to be converted or continued;

(C) the Type of Loans resulting from the proposed conversion or continuation; and

(D) in the case of conversions into Eurodollar Loans, the duration of the requested Interest Period.

        (c)        If upon the expiration of any Interest Period applicable to Eurodollar Loans, the Company has failed to select timely a new Interest Period to be applicable to such Eurodollar Loans, the Company shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

        (d)        The Administrative Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

        (e)        Unless the Required Lenders otherwise consent, during the existence of an Event of Default or Unmatured Event of Default, the Company may not elect to have a Loan converted into or continued as a Eurodollar Loan.

        2.5   Letters of Credit.

        (a)       The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.5, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Company (or jointly for the account of the Company and any Subsidiary), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to subsection 2.5(b)(iii), the expiry date of such requested Letter of Credit would occur more than two years after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate any Law or one or more policies of the L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial face amount less than $100,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) any requested Letter of Credit is not in a form reasonably acceptable to the L/C Issuer;

(F) the L/C Issuer has received written notice from any Lender, the Administrative Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 4 is not then satisfied; or

(G) a default of any Lender’s obligations to fund under subsection 2.5(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Company or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such amendment constitutes an L/C Credit Extension and the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

        (b)       Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of the Company. Such L/C Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Company shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any L/C Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the Company and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or the Company, at least one Business Day prior to the requested date of issuance or amendment (if such amendment constitutes an L/C Credit Extension) of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.5(a)(ii) or (iii) or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Company so requests in any applicable L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Company shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.2 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this subsection (iv)) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

        (c)       Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall promptly notify the Company and the Administrative Agent thereof. If the Company receives notice of a drawing under a Letter of Credit prior to 10:00 a.m. on the Business Day on which such drawing is honored by the L/C Issuer (each such date, an “Honor Date”), the Company shall reimburse the L/C Issuer prior to 12:00 noon on the Honor Date for the amount paid by the L/C Issuer in respect of such drawing. If the Company receives notice of a drawing under a Letter of Credit at or after 10 a.m. on the Honor Date, the Company may make such reimbursement on the immediately following Business Day (and interest on the amount so paid by the L/C Issuer shall accrue for the account of the L/C Issuer from the Honor Date to such immediately following Business Day at a rate per annum equal to the Base Rate (or such other rate as the Company and the L/C Issuer shall agree)). If the Company fails to reimburse the L/C Issuer for the full amount of any drawing under any Letter of Credit by 12:00 noon on the date required pursuant to the two preceding sentences, the L/C Issuer will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Lender thereof, and the Company shall be deemed to have requested that Base Rate Loans be made by the Lenders to be disbursed on such date in payment of the unpaid reimbursement obligations with respect to such Letter of Credit (the “Unreimbursed Amount”), subject to the amount of the unutilized portion of the Aggregate Commitments and subject to the conditions set forth in Section 4.2, other than any notice requirement and without regard to any requirement that Borrowings be in a particular amount. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this subsection 2.5(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to subsection 2.5(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of subsection 2.5(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to subsection 2.5(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.5.

(iv) Until each Lender funds its Loan or L/C Advance pursuant to this subsection 2.5(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this subsection 2.5(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of an Event of Default or Unmatured Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Loans pursuant to this subsection 2.5(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Company of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this subsection 2.5(c) by the time specified in subsection 2.5(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

        (d)       Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with subsection 2.5(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to subsection 2.5(c)(i) is required to be returned under any of the circumstances described in Section 10.6 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

        (e)       Obligations Absolute. The obligation of the Company to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company.

        The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the L/C Issuer. The Company shall be deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

        (f)       Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or L/C Application. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, or any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of subsection 2.5(e); provided that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Company, to the extent such damages are determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

        (g)       Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Company shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). Section 8.2 sets forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.5 and Section 8.2, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral or support for the L/C Obligations, cash or deposit account balances, or a standby letter of credit from a financial institution satisfactory to the Administrative Agent, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Cash Collateral shall be maintained in interest-bearing blocked deposit accounts at Bank of America.

        (h)       Applicability of ISP98. Unless otherwise expressly agreed by the L/C Issuer and the Company when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

        (i)       Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Letter of Credit Fee Rate times the maximum amount available to be drawn under such Letter of Credit at any time during the remaining term thereof. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Letter of Credit Fee Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Letter of Credit Fee Rate separately for each period during such quarter that such Letter of Credit Fee Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

        (j)       Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amount specified in the Fee Letter, payable on the maximum amount available to be drawn under such Letter of Credit at any time during the remaining term thereof. Such fronting fee shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Company shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

        (k)       Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

        2.6   Termination or Reduction of Commitments. The Company may, upon not less than four Business Days’ prior notice to the Administrative Agent, terminate the Commitments or permanently reduce the Aggregate Commitments to an amount which is not less than the Total Outstandings. Any reduction of the Aggregate Commitments (a) shall be in the amount of $10,000,000 or a higher integral multiple of $1,000,000; and (b) shall be applied to reduce the amount of the Commitment of each Lender according to its Pro Rata Share. All accrued facility fees to, but not including, the effective date of any reduction or termination of Commitments shall be paid on the effective date of such reduction or termination.

        2.7   Prepayments. The Company may, from time to time, upon irrevocable notice to the Administrative Agent not later than 10:30 a.m. on the date of prepayment, with respect to prepayments of Base Rate Loans, and one Business Day prior to the proposed date of prepayment, with respect to Eurodollar Loans, ratably prepay Loans in whole or in part, in minimum amounts of $5,000,000 or a higher integral multiple of $1,000,000 (provided that the Company may make a prepayment of Base Rate Loans in an amount which is not such an integral multiple if, after giving effect to such prepayment, the outstanding principal amount of all Base Rate Loans will be an integral multiple of $1,000,000). Such notice of prepayment shall specify the date and amount of such prepayment and the Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of Eurodollar Loans shall include accrued interest to the date of prepayment on the amount prepaid and any amounts required pursuant to Section 3.4.

        2.8   Repayment. The Company shall repay all Loans on the Termination Date.

        2.9   Interest. (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) in the case of a Eurodollar Loan, the Eurodollar Rate for each applicable Interest Period plus the Applicable Margin as in effect from time to time and (ii) in the case of a Base Rate Loan, the Base Rate as in effect from time to time.

        (b)        Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest also shall be paid on each Eurodollar Loan on the date of any conversion of such Eurodollar Loan under Section 2.4 and any prepayment of such Eurodollar Loan under Section 2.7, in each case for the portion of the Loan so prepaid.

        (c)        The Company shall pay to each Lender, at any time such Lender is required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual cost of such reserves allocated to such Eurodollar Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Eurodollar Loan, provided that the Company shall have received at least 10 days’ prior written notice (with a copy to the Administrative Agent) of the amount of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be payable 10 days after receipt of such notice.

(d) (i) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Company shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

        (e)        Anything herein to the contrary notwithstanding, the obligations of the Company to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Company shall pay such Lender interest at the highest rate permitted by applicable law.

        2.10   Fees.

        (a)       Arrangement and Agency Fees. The Company shall pay arrangement fees to the Arranger for the Arranger’s own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent’s own account, as agreed among the Company, the Arranger and the Administrative Agent from time to time.

        (b)       Facility Fees. The Company shall pay to the Administrative Agent for the account of each Lender a facility fee on the amount of such Lender’s Commitment (and, if any Loans remain outstanding after termination of such Commitment, on the aggregate principal amount of such Lender’s Loans) at the Facility Fee Rate. Such facility fee shall accrue from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter through the Termination Date (or, if later, the date on which all Loans are paid in full), with the final payment to be made on the Termination Date (or such later date); provided that, in connection with any reduction or termination of Commitments under Section 2.6, the accrued facility fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with (in the case of a reduction) the following quarterly payment being calculated on the basis of the period from such reduction date to the quarterly payment date. The facility fees shall accrue at all times after the Closing Date, including at any time during which one or more conditions in Section 4 are not met.

        (c)       Utilization Fees. The Company shall pay to the Administrative Agent for the account of each Lender a utilization fee on such Lender’s Pro Rata Share of the aggregate principal amount of all outstanding Loans and all L/C Obligations for any day on which such aggregate principal amount of outstanding Loans and L/C Obligations exceeds 50% of the Aggregate Commitments, computed at a rate per annum equal to the Utilization Fee Rate. Such utilization fee shall accrue on each applicable day from the Closing Date to the Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter through the Termination Date, with the final payment to be made on the Termination Date.

        2.11   Computation of Fees and Interest. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “reference rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which such interest or such fees are computed from the first day thereof to the last day thereof.

        (b)        Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate and the resulting interest rate.

        2.12   Payments by the Company. (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein (including Section 10.11), all payments by the Company shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Payment Office, and shall be made in Dollars and in immediately available funds, no later than 12:00 noon on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 12:00 noon shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

        (b)        Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless, in the case of a Eurodollar Loan, the following Business Day is in another calendar month, in which case such payment shall be made on the preceding Business Day), and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

        (c)        Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

        2.13   Payments by the Lenders to the Administrative Agent. (a) Unless the Administrative Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of a Borrowing of Eurodollar Loans and prior to 11:30 a.m. on the date of a Borrowing of Base Rate Loans that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of the Company the amount of such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, such Lender shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Administrative Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

        (b)        The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

        2.14   Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

        2.15   Limitation on Interest Periods. After giving effect to any Borrowing, and any conversion or continuation of Loans, there may not be more than eight different Interest Periods in effect for all Loans.

        2.16   Optional Increase in Commitments. The Company may from time to time, by means of a letter to the Administrative Agent substantially in the form of Exhibit G, request that the Aggregate Commitments be increased by (a) increasing the amount of the Commitment of one or more Lenders which have agreed to such increase and/or (b) adding an Eligible Assignee as a party hereto with a Commitment in an amount agreed to by such Eligible Assignee; provided that (i) no Eligible Assignee shall be added as a party hereto unless such Eligible Assignee shall have been approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld or delayed), (ii) in no event shall the Aggregate Commitments exceed $300,000,000 without the written consent of all Lenders, (iii) at the time of such increase and after giving effect thereto, no Event of Default or Unmatured Event of Default shall exist and (iv) both before and after giving effect to such increase, the Company shall be in pro forma compliance with all financial covenants set forth in Section 7. Any increase in the amount of the Aggregate Commitment pursuant to this Section 2.16 shall become effective three Business Days after the date on which the Agent has received and accepted the applicable increase letter in the form of Annex 1 to Exhibit G (in the case of an increase in the amount of the Commitment of an existing Lender) or assumption letter in the form of Annex 2 to Exhibit G (in the case of the addition of an Eligible Assignee as a new Lender) or on such other date as is agreed among the Company, the Agent and the increasing or new Lender. The Agent shall promptly notify the Company and the Lenders of any increase in the amount of the Aggregate Commitment pursuant to this Section 2.16 and of the amount of the Commitment and Pro Rata Share of each Lender after giving effect thereto. The Company acknowledges that, in order to maintain Loans in accordance with each Lender’s Pro Rata Share, a reallocation of the Commitments as a result of a non-pro-rata increase in the amount of the Aggregate Commitment may require prepayment of all or portions of certain Loans on the date of such increase (and any such prepayment shall be subject to the provisions of Section 3.4).

SECTION 3  TAXES, YIELD PROTECTION AND ILLEGALITY

        3.1   Taxes. (a) Any and all payments by the Company to each Lender and the Administrative Agent under this Agreement and any Note shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

        (b)        If the Company shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, then:

(i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii) the Company shall make such deductions and withholdings;

(iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) the Company shall also pay to the Administrative Agent for the account of any applicable Lender or the Administrative Agent, at the time interest is paid, all additional amounts which such Lender or such Administrative Agent specifies as necessary to preserve the after-tax yield such Lender or the Administrative Agent would have received if such Taxes or Other Taxes had not been imposed.

        (c)        The Company agrees to indemnify and hold harmless each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes in the amount that such Lender or the Administrative Agent specifies as necessary to preserve the after-tax yield such Lender would have received if such Taxes or Other Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender or the Administrative Agent makes written demand therefor. The Company will not be obligated to indemnify any Lender for any Other Taxes which are to be paid as a result of such Lender’s gross negligence or willful misconduct in failing to timely pay such amounts when due.

        (d)        Within 10 days after the date of any payment by the Company of Taxes or Other Taxes, the Company shall furnish to each Lender and the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Administrative Agent.

        (e)        If the Company is required to pay any amount to any Lender or the Administrative Agent pursuant to subsection (b) or (c) of this Section, then such Lender or the Administrative Agent shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office or other relevant office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the judgment of such Lender or the Administrative Agent is not otherwise disadvantageous to such Lender or the Administrative Agent.

        (f)        If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section 3.1, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section 3.1 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company agrees, upon the request of the Administrative Agent, such Lender or the L/C Issuer, to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer if the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection (f) shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

        3.2   Illegality. (a) If any Lender determines that the introduction after the date hereof of any Requirement of Law, or any change after the date hereof in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Eurodollar Loans, then, on notice thereof by the Lender to the Company through the Administrative Agent, any obligation of that Lender to make Eurodollar Loans shall be suspended until the circumstances giving rise to such determination no longer exist.

        (b)        If a Lender determines that it is unlawful to maintain any Eurodollar Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Administrative Agent), prepay in full such Eurodollar Loan, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof or, if earlier, on the date on which such Lender may no longer lawfully continue to maintain such Eurodollar Loan. If the Company is required to so prepay any Eurodollar Loan, then concurrently with such prepayment, the Company shall borrow from the Affected Lender, in the amount of such repayment, a Base Rate Loan.

        (c)        If the obligation of any Lender to make or maintain Eurodollar Loans has been so terminated or suspended, all Loans which would otherwise be made by such Lender as Eurodollar Loans shall be instead Base Rate Loans.

        (d)        Before giving any notice to the Administrative Agent or demand upon the Company under this Section, the Affected Lender shall designate a different Lending Office with respect to its Eurodollar Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Lender, be illegal or otherwise disadvantageous to such Lender.

        3.3   Increased Costs and Reduction of Return. (a) If after the date hereof any Lender determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of interest pursuant to subsection 2.9(c)) in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Loan, then the Company shall be liable for, and shall from time to time, within 10 days after demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

        (b)        If after the date hereof any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof or (iv) compliance by the Lender (or its Lending Office) or any Person controlling the Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, Loans, credits or obligations under this Agreement, then, within 10 days after demand of such Lender to the Company through the Administrative Agent, the Company shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.

        3.4   Funding Losses. The Company shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

        (a)        the failure of the Company to make on a timely basis any payment of principal of any Eurodollar Loan;

        (b)        the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

        (c)        the failure of the Company to make any prepayment of a Loan in accordance with any notice delivered under Section 2.7;

        (d)        the prepayment or other payment (including after acceleration thereof) of a Eurodollar Loan on a day that is not the last day of the relevant Interest Period; or

        (e)        the automatic conversion under Section 2.4 of any Eurodollar Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Eurodollar Loan or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Lenders under this Section and under subsection 3.3(a), each Eurodollar Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at Eurodollar Rate for such Eurodollar Loan by a matching deposit or other borrowing in the eurodollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan is in fact so funded.

        3.5   Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or if Lenders having 35% or more of the amount of the Commitments notify the Administrative Agent that the Eurodollar Rate applicable pursuant to subsection 2.9(a) for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans hereunder shall be suspended until the Administrative Agent revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Eurodollar Loans.

        3.6   Certificates of Lenders. Any Lender claiming reimbursement or compensation under this Section 3 shall deliver to the Company (with a copy to the Administrative Agent), prior to or contemporaneously with any demand for payment under this Section 3, a certificate setting forth in reasonable detail the basis for, and a computation of the amount payable to, such Lender, and such certificate shall be conclusive and binding on the Company in the absence of manifest error. In determining such amount, any Lender may use any reasonable averaging or attribution method. Notwithstanding anything to the contrary contained in this Agreement, no amounts shall be payable by the Company pursuant to Section 3.1 or 3.3 with respect to any period commencing more than 180 days before the delivery of the certificate contemplated by this Section 3.6 unless such amounts are claimed as a result of the retroactive effect of any newly enacted or adopted law, rule or regulation and such certificate is delivered within 180 days after such enactment or adoption.

        3.7   Substitution of Lenders. Upon the receipt by the Company from any Lender of a claim for compensation under Section 3.1 or 3.3 or a notice under Section 3.2 (each Lender making such a claim for compensation or such a notice, an “Affected Lender”), the Company may: (i) request one more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitment; or (ii) designate a replacement bank or other financial institution (a “Replacement Lender”) to acquire and assume all or part of such Affected Lender’s Loans and Commitment. Any such designation of a Replacement Lender shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld). Any acquisition and assumption of Loans and Commitments pursuant to this Section shall be governed by Section 10.8 and shall be for a purchase price equal to the outstanding principal amount of the Loans payable to the Affected Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid fees in respect of such Lender’s Commitment and/or Loans plus any amount payable under Section 3.4 (assuming for purposes of calculating such amount that each Eurodollar Loan (or the relevant portion thereof) sold by such Affected Lender has been prepaid on the date of such sale).

        3.8   Survival. The agreements and obligations of the Company in this Section 3 shall survive the payment of all other Obligations.

SECTION 4  CONDITIONS PRECEDENT

        4.1   Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension, is, in addition to the conditions precedent set forth in Section 4.2, subject to the conditions that the Administrative Agent shall have received (i) evidence that all amounts (other than contingent indemnification obligations) payable by the Company under the Existing Credit Agreement have been, or concurrently with the initial Credit Extension will be, paid in full and (ii) all of the following, in form and substance satisfactory to the Administrative Agent and each Lender, and in sufficient copies for each Lender:

        (a)       Notes. A Note for each Lender that has requested the issuance of a Note.

        (b)        Resolutions; Incumbency.

(i) Copies of resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and

(ii) a certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute and deliver this Agreement and the Notes.

        (c)       Good Standing Certificate. A copy of a good standing certificate as of a recent date for the Company from the Secretary of State of the State of Delaware.

        (d)       Legal Opinions. An opinion of W. David Romoser, Vice President, General Counsel and Secretary of the Company, substantially in the form of Exhibit C.

        (e)       Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses in respect hereof to the extent invoiced on or prior to the Closing Date.

        (f)       Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

(i) the representations and warranties contained in Section 5 are true and correct on and as of such date, as though made on and as of such date;

(ii) no Event of Default or Unmatured Event of Default exists or would result from the initial Borrowing; and

(iii) since December 31, 2003, no event or circumstance has occurred that has resulted or could reasonably be expected to result in a Material Adverse Effect.

        (g)       Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may reasonably request.

For purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

        4.2   Conditions to All Loans. The obligation of each Lender to make any Credit Extension is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

        (a)       Notice. The Administrative Agent shall have received a Notice of Borrowing or a L/C Application, as applicable.

        (b)       Continuation of Representations and Warranties. The representations and warranties in Section 5 (other than (i) subsection 5.11(b) and (ii) solely in the case of any Loan the proceeds of which are to be used to repay maturing commercial paper of the Company, Section 5.5) shall be true and correct on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

        (c)       No Existing Default. No Event of Default or Unmatured Event of Default shall exist or shall result from such Borrowing.

Each Notice of Borrowing and L/C Application (if such L/C Application requests a Credit Extension) submitted by the Company hereunder shall constitute a representation and warranty by the Company that, as of the date of such notice or request and as of the applicable Borrowing Date, the conditions in this Section 4.2 are satisfied.

SECTION 5   REPRESENTATIONS AND WARRANTIES

        The Company represents and warrants to the Administrative Agent and each Lender that:

        5.1   Corporate Existence and Power. The Company and each of its Subsidiaries:

        (a)        is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

        (b)        has the power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) execute, deliver and perform its obligations hereunder and under the Notes;

        (c)        is duly qualified as a foreign entity and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

        (d)        is in compliance with all Requirements of Law;

except, in each case referred to in clause (a) (with respect to Subsidiaries), clause (b)(i), clause (b)(ii), clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

        5.2   Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each Note have been duly authorized by all necessary corporate action, and do not and will not:

        (a)        contravene the terms of any of the Company’s Organization Documents;

        (b)        conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

        (c)        violate any Requirement of Law.

        5.3   Governmental Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required to be made by the Company in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any Note (other than customary post-closing filings with the SEC).

        5.4   Binding Effect. This Agreement has been, and upon execution and delivery thereof by the Company each Note will be, duly executed and delivered by the Company. This Agreement constitutes, and, upon the execution and delivery thereof by the Company each Note will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

        5.5   Litigation. Except as specifically disclosed in Schedule 5.5, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or its Subsidiaries or any of their respective properties which:

        (a)        pertain to this Agreement or any of the transactions contemplated hereby; or

        (b)        would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or directing that the transactions provided for herein not be consummated as herein provided.

        5.6   No Default. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all other such defaults, could reasonably be expected to have a Material Adverse Effect.

        5.7   ERISA Compliance. Except as specifically disclosed in Schedule 5.7:

        (a)        Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

        (b)        There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or actions by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

        (c)        (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no contribution failure has occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

        5.8   Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 6.10 and Section 7.6. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Margin Stock constitutes less than 25% of the consolidated assets of the Company and its Subsidiaries which are subject to any limitation on sale or pledge, or any similar restriction, hereunder.

        5.9   Title to Properties. The Company and its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Material Subsidiaries have good title to all their other respective material properties and assets. As of each of the Effective Date and the Closing Date, the property of the Company and its Material Subsidiaries is subject to no Liens other than Liens permitted by Section 7.1.

        5.10   Taxes. The Company and its Subsidiaries have filed all Federal income and other material tax returns and reports required to be filed, and have paid all Federal income and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

        5.11   Financial Condition. (a) The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 2003 and the unaudited consolidated financial statements of the Company and its Subsidiaries dated March 31, 2004 and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal periods ended on such dates:

(i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except (x) as otherwise expressly noted therein and (y) for the absence of footnotes, and subject to audit and normal year-end adjustments;

(ii) fairly present the financial condition of the Company and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

        (b)        Since December 31, 2003, there has been no Material Adverse Effect.

        5.12   Environmental Matters. Except as disclosed on Schedule 5.12, to the best of the Company’s knowledge, all existing Environmental Laws and existing Environmental Claims on its business, operations and properties, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

        5.13   Regulated Entities. Neither the Company nor any Subsidiary is an “Investment Company” within the meaning of the Investment Company Act of 1940. Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Debt.

        5.14   Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those listed on Schedule 5.14 and no Material Subsidiaries other than those designated as such on Schedule 5.14.

        5.15   Insurance. The properties of the Company and its Material Subsidiaries are insured either by adequately reserved self-insurance or with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Material Subsidiary operates.

        5.16   Full Disclosure. None of the representations or warranties made by the Company in this Agreement as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company in connection with this Agreement (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered (it being understood that any projections and forecasts provided by the Company or any Subsidiary are based on good faith estimates and assumptions believed by the Company or such Subsidiary to be reasonable as of the date of the applicable projections or forecasts and that actual results during the periods covered by any such projections and forecasts may differ from projected or forecasted results).

SECTION 6  AFFIRMATIVE COVENANTS

        So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

        6.1   Financial Statements. The Company shall deliver to the Administrative Agent (which shall promptly make available to each Lender):

        (a)        As soon as available (but not later than 10 days after the date normally required to be filed with the SEC) after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Ernst & Young or another nationally-recognized independent public accounting firm (“Independent Auditor”) which report shall (x) state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP and (y) not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records.

        (b)        As soon as available (but not later than five days after the date normally required to be filed with the SEC) after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, stockholders’ equity and cash flows for such quarter and for the period commencing on the first day of the then-current fiscal year and ending on the last day of such quarter, certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to the absence of footnotes and to audit and normal year-end adjustments), the financial position and the results of operations of the Company and its Subsidiaries.

        6.2   Certificates; Other Information. The Company shall furnish to the Administrative Agent (which shall promptly make available to each Lender):

        (a)        concurrently with the delivery of the financial statements referred to in subsection 6.1(a) and each set of quarterly statements referred to in subsection 6.1(b), a Compliance Certificate executed by a Responsible Officer;

        (b)        promptly, copies of all registration statements (other than the Exhibits thereto and any registration statements on Form S-8 or its equivalent) and regular, periodic or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC; and

        (c)        promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

        Documents required to be delivered pursuant to subsection 6.1(a) or (b) or subsection 6.2(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.2; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); ); provided that: (i) the Company shall promptly deliver paper copies of any such documents specifically requested by the Administrative Agent (and the Administrative Agent shall forward paper copies thereof to any Lender upon request) and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent (which shall notify each Lender) of the posting of any such document and, promptly upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Administrative Agent. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by subsection 6.2(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

        6.3   Notices. The Company shall promptly notify the Administrative Agent (which shall promptly notify each Lender) after a Responsible Officer obtains knowledge of:

        (a)        the occurrence of any Event of Default or Unmatured Event of Default;

        (b)        any matter (including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Law) that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

        (c)        the occurrence of any of the following events affecting the Company or any ERISA Affiliate:

(i) an ERISA Event;

(ii) a contribution failure with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA;

(iii) the adoption of, or the commencement of contributions to, one or more Plans subject to Section 412 of the Code by the Company or any ERISA Affiliate if, as a result of all such adoptions or commencements of contributions during any period of 12 consecutive months, the aggregate increase in the annual contribution obligations of the Company or any ERISA Affiliate would be $10,000,000 or more; or

(iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions to such Plan.

        Each notice under this Section 6.3 shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 6.3(a) shall describe with particularity all provisions of this Agreement that have been breached or violated.

        6.4   Preservation of Corporate Existence, Etc. Except as otherwise expressly permitted under this Agreement, the Company shall, and shall cause each Subsidiary to:

        (a)        preserve and maintain in full force and effect its corporate existence and good standing under the laws of its jurisdiction of incorporation;

        (b)        preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.3 and sales of assets permitted by Section 7.2;

        (c)        use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

        (d)        preserve or renew all of its registered patents, trademarks, trade names and service marks;

unless in the good faith judgment of the Company, the failure to do any of the acts specified above could not reasonably be expected to have a Material Adverse Effect.

        6.5   Insurance. The Company shall, and shall cause each Material Subsidiary to, maintain with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that the Company and its Material Subsidiaries may self-insure against such risks and in such amounts as are usually self-insured by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company and its Material Subsidiaries operate.

        6.6   Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply in all material respects with all Requirements of Law (including any Environmental Law) of any Governmental Authority having jurisdiction over it or its business, except where the failure to so comply could not reasonably be expected to cause a Material Adverse Effect.

        6.7   Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

        6.8   Inspection of Property and Books and Records. The Company shall, and shall cause each Subsidiary to, maintain proper books of record and account, in which full, true and correct entries sufficient to permit the preparation of financial statements in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Material Subsidiary to permit, representatives and independent contractors of the Administrative Agent and representatives of any Lender to visit and inspect any of their respective properties, to examine their respective organizational, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers and, in the presence of the Company if the Company shall so request, independent public accountants, all at the expense of such Lender or, if applicable, the Administrative Agent (or at the expense of the Company if (a) an Event of Default exists or (b) in the case of the Administrative Agent, the Required Lenders have requested such visit, inspection, examination, copying or discussion) and at such reasonable times during normal business hours, upon reasonable advance notice to the Company and on only one occasion during any fiscal year; provided that when an Event of Default exists, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours, as often as may be reasonably desired and without advance notice.

        6.9   Payment of Taxes. The Company shall, and shall cause each Material Subsidiary to, pay when due all material tax liabilities, assessments and governmental charges upon it or its properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained with respect thereto.

        6.10   Use of Proceeds. The Company shall use the proceeds of the Loans for working capital, capital expenditures, commercial paper back up, acquisitions and other lawful corporate purposes.

        6.11   Availability. The Company shall maintain at all times unused availability hereunder and under the Company’s other unsecured committed credit facilities in an amount which, in the aggregate, is not less than the amount of all outstanding commercial paper issued by the Company.

        6.12   Business Activities. The Company and its Material Subsidiaries shall continue to be primarily engaged in diversified manufacturing businesses (including the servicing of equipment manufactured by the Company and its Material Subsidiaries and similar types of equipment).

        6.13   Material Subsidiaries . The Company shall cause not less than 90% of the consolidated assets of the Company and its Subsidiaries at all times to be owned by the Company and its Material Subsidiaries.

SECTION 7  NEGATIVE COVENANTS

        So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

        7.1   Limitation on Liens. The Company shall not, and shall not suffer or permit any Material Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following:

        (a)        any Lien existing on property of the Company or any Material Subsidiary on the Effective Date and set forth in Schedule 7.1 securing Debt outstanding on such date;

        (b)        Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.9, provided that no notice of lien has been filed or recorded under the Code or any other Requirement of Law;

        (c)        carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent for more than 90 days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

        (d)        Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

        (e)        Liens on the property of the Company or any Material Subsidiary securing (i) the non-delinquent performance of bids, leases or statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature, in each case incurred in the ordinary course of business (and treating as non-delinquent any delinquency which is being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto); provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

        (f)        easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Material Subsidiaries;

        (g)        Liens securing obligations in respect of Capital Leases on the assets subject to such Capital Leases (and the proceeds thereof);

        (h)        Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the applicable Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

        (i)        Liens arising in connection with Securitization Transactions; provided that the aggregate amount of all Securitization Obligations shall not exceed $150,000,000;

        (j)        Liens on assets of any Material Subsidiary which becomes a Subsidiary after the date of this Agreement; provided that such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof;

        (k)        Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit are issued;

        (l)        any Lien on property existing at the time of acquisition of such property by the Company or a Material Subsidiary, or Liens to secure the payment of all or part of the purchase price of property upon the acquisition of property by the Company or a Material Subsidiary or to secure any Debt incurred or guaranteed prior to, at the time of, or within ninety days after the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Debt incurred or guaranteed for the purpose of financing the cost to the Company or a Material Subsidiary of improvements to such acquired property; provided, in each case, that (i) no such Lien shall at any time encumber any property other than the property financed by such Debt and the proceeds thereof and (ii) the Debt secured thereby shall not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

        (m)        any extension, renewal or substitution of or for any Lien permitted by clause(a), (j) or (l) above; provided that (i) the amount of the Debt or other obligation or liability secured by the applicable Lien shall not exceed the Debt or other obligation or liability existing immediately prior to such extension, renewal or substitution and (ii) the scope of the property subject to such Lien is not increased; and

        (n)        any Lien not otherwise permitted by the foregoing clauses of this Section; provided that the aggregate amount of all obligations of the Company and its Material Subsidiaries secured by all Liens permitted by this clause (n) does not exceed 15% of Consolidated Net Worth.

        7.2   Consolidations and Mergers. The Company shall not, and shall not permit any Material Subsidiary to, merge or consolidate with any other Person; provided that (a) the Company may merge with another Person if (i) the Company is the acquiring and surviving corporation, (ii) the holders of the capital stock of the Company before such merger continue to own at least 75% of the capital stock of the Company immediately after such merger and (iii) immediately after giving effect to such merger, no Event of Default or Unmatured Event of Default shall have occurred and be continuing; (b) any Material Subsidiary may merge or consolidate with and into the Company or with any other Subsidiary so long as (x) the Company or a Material Subsidiary is the surviving Person and (y) if such transaction involves a Wholly-Owned Subsidiary, a Wholly-Owned Subsidiary is the surviving Person; and (c) any Disposition which would be permitted by Section 7.3 may be accomplished via a merger or consolidation.

        7.3   Sales of Assets. The Company shall not, and shall not permit any Material Subsidiary to, sell, transfer, convey, lease or otherwise dispose of (any of the foregoing, a “Disposition”) any of its assets, except for (i) Dispositions of inventory or used, worn-out, obsolete or surplus equipment in the ordinary course of business; (ii) any Disposition of or by any Wholly-Owned Subsidiary to the Company or to any other Wholly-Owned Subsidiary; (iii) Dispositions of assets received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; (iv) grants of non-exclusive licenses in intellectual property; and (v) the sale, assignment or other transfer of accounts receivable, lease receivables or other rights to payment pursuant to any Securitization Transaction; provided that the aggregate amount of all Securitization Obligations shall not exceed $150,000,000. Notwithstanding the foregoing, (a) the Company and its Material Subsidiaries may make Dispositions of any assets so long as the aggregate book value of all assets disposed of in any fiscal year (in addition to Dispositions permitted by the foregoing sentence) do not exceed 15% (or, if neither the Company nor any Material Subsidiary is a party to any Securitization Transaction, 20%) of Consolidated Net Worth.

        7.4   Hedging Obligations. The Company will not, and will not permit any Material Subsidiary to, incur any Hedging Obligations other than in the ordinary course of business for the purpose of directly mitigating risks associated with (a) raw materials purchases, (b) interest or currency exchange rates, (c) operating expenses or other anticipated obligations of such Person, (d) other liabilities, commitments or assets held or reasonably anticipated by such Person or (e) changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder.

        7.5   Transactions with Affiliates. The Company shall not, and shall not permit any Material Subsidiary to, enter into any material transaction with any Affiliate of the Company (other than the Company or a Material Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Material Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company.

        7.6   Use of Proceeds. The Company shall not, and shall not permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, to make any acquisition if the Person to be acquired (or its Board of Directors or other equivalent governing body) has announced that it will oppose such acquisition or commenced any litigation which alleges that such acquisition violates or will violate any Requirement of Law ; and the Company shall not permit Margin Stock to constitute 25% or more of the value of the assets of the Company and its Subsidiaries which are subject to any limitation on sale or pledge, or any similar restriction, hereunder.

        7.7   ERISA. The Company shall not, and shall not permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $10,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

        7.8   Maximum Leverage Ratio. The Company shall not at any time permit the Leverage Ratio to exceed 0.6:1.0.

        7.9   Minimum Interest Coverage. The Company shall not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter to be less than 3.5 to 1.0.

        7.10   Limitation on Material Subsidiary Debt. The Company shall not permit the aggregate amount of all Funded Debt of Material Subsidiaries (other than Debt to the Company or to another Material Subsidiary) to exceed 15% of Consolidated Net Worth.

SECTION 8  EVENTS OF DEFAULT

        8.1   Event of Default. Any of the following shall constitute an "Event of Default":

        (a)       Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest, fee or any other amount payable hereunder or under any Note.

        (b)       Representation or Warranty. Any representation or warranty by the Company made or deemed made herein, or which is contained in any certificate, document or financial or other statement by the Company or any Responsible Officer furnished at any time under this Agreement, is incorrect in any material respect on or as of the date made or deemed made.

        (c)       Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of subsection 6.3(a) or Section 7.

        (d)       Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew of such failure or (ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lender.

        (e)       Cross-Default. The Company and its Material Subsidiaries (A) fail (subject to any applicable grace period) to make any payment in respect of Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (B) fail (subject to any applicable grace period) to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under one or more agreements or instruments relating to Material Financial Obligations if as a result of such failure, event or condition such Material Financial Obligations become, or the holder or holders or beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) have the then-existing right to cause (or require) such Material Financial Obligations to become, due and payable (or to be purchased, repurchased or defeased) prior to the stated maturity thereof.

        (f)       Insolvency; Voluntary Proceedings. The Company or any Material Subsidiary: (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

        (g)       Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the properties of the Company or any Material Subsidiary, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

        (h)       ERISA. (i) An ERISA Event shall occur with respect to one or more Pension Plans or Multiemployer Plans which has resulted or could reasonably be expected to result in liability of the Company or any ERISA Affiliate under Title IV of ERISA to one or more Pension Plans, Multiemployer Plans or the PBGC in an aggregate amount in excess of $30,000,000; (ii) a contribution failure shall have occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (iii) or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000.

        (i)       Monetary Judgments or Settlements. One or more judgments, orders, decrees or arbitration awards is entered against the Company or any Material Subsidiary involving in the aggregate a liability (to the extent not covered by (x) third-party insurance as to which the insurer does not dispute coverage or (y) a self-insurance reserve), as to any single or related series of transactions, incidents or conditions, of $25,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof.

        (j)       Change of Control. Any Change of Control occurs.

        8.2   Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

        (a)        declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

        (b)        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

        (c)        require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

        (d)        exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

        8.3   Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

        First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Section 3) payable to the Administrative Agent in its capacity as such;

        Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Section 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

        Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

        Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

        Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

        Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Company or as otherwise required by Law.

Subject to subsection 2.5(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

        8.4   Rights Not Exclusive. The rights provided for in this Agreement and the Notes are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

SECTION 9  THE ADMINISTRATIVE AGENT

        9.1   Appointment and Authorization. (a) Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

        (b)        The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 9 and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

        9.2   Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

        9.3   Liability of Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Note, or for any failure of the Company or any other party hereto to perform its obligations hereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

        9.4   Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

        9.5   Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

        9.6   Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

        9.7   Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for any Indemnified Liability of any Agent-Related Person (a) unless such Indemnified Liability was incurred by such Agent-Related Person acting in its capacity as, or acting on behalf of another Person in its capacity as, the Administrative Agent or the L/C Issuer; and (b) to the extent such Indemnified Liability is determined by a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s gross negligence or willful misconduct (it being understood that no action taken in accordance with the direction of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section). Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the termination of the Commitments, the payment of all Obligations and the resignation or replacement of the Administrative Agent.

        9.8   Administrative Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America and any Affiliate thereof shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Bank of America were not the Administrative Agent or the L/C Issuer.

        9.9   Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Company; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and L/C Issuer and the respective terms “Administrative Agent” and “L/C Issuer” shall mean such successor administrative agent and Letter of Credit issuer, the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9.9 and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

        9.10   Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

        (a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under subsections 2.5(i) and (j), Section 2.10 and Section 10.4) allowed in such judicial proceeding; and

        (b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.4.

        Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

        9.11   Syndication Agent. No Lender identified herein or in any related document as a “Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no Lender so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 10   MISCELLANEOUS

        10.1   Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by the Company or any Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such waiver, amendment or consent shall, unless in writing and signed by all Lenders and the Company and acknowledged by the Administrative Agent, do any of the following:

        (a)        increase (except as permitted by Section 2.16 or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2);

        (b)        postpone or delay any date fixed by this Agreement for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder;

        (c)        reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or reduce any fees or other amounts payable hereunder; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest or Letter of Credit Fees at the Default Rate;

        (d)        change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

        (e)        change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

        (f)        amend the definition of “Required Lenders,” this Section or Section 2.14, or any provision herein providing for consent or other action by all Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any L/C Application relating to any Letter of Credit issued or to be issued by it; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

        10.2   Notices. (a) All notices, requests and other communications hereunder shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient and (ii) shall be followed promptly by delivery of a hard copy original thereof). All such notices, requests and other communications shall be mailed, faxed or delivered to the address or facsimile number specified for notices (A) in the case of the Company, the Administrative Agent or the L/C Issuer, on Schedule 10.2 or such other address as shall be designated by such Person in a written notice to the other parties hereto; or (B) in the case of any Lender, on its Administrative Questionnaire or such other address as shall be designated by such Lender in a written notice to the Company, the Administrative Agent and the L/C Issuer.

        (b)        All such notices, requests and communications shall, when transmitted by overnight delivery or faxed, be effective when delivered or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail; except that notices pursuant to Section 2 or 9 to the Administrative Agent shall not be effective until actually received by the Administrative Agent.

        (c)        Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent and the Lenders shall not have any liability to the Company or any other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in the telephonic or facsimile notice.

        10.3   No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

        10.4   Costs and Expenses. The Company shall:

        (a)        whether or not the transactions contemplated hereby are consummated, pay or reimburse the Administrative Agent and the Arranger within five Business Days after demand (which demand shall be accompanied by a reasonably detailed invoice), or earlier if required by subsection 4.1(e), for all costs and expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the development, preparation, execution and delivery of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement and any other document prepared in connection herewith, and the consummation of the transactions contemplated hereby; and

        (b)        pay or reimburse the Administrative Agent, the Arranger and each Lender within five Business Days after demand (which demand shall be accompanied by a reasonably detailed invoice), for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, or preservation of any rights or remedies under this Agreement during the existence of an Event of Default (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

        10.5   Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold the Agent-Related Persons and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to (a) items of the types described in subsection 10.4(a), for which the Company is obligated to indemnify only Bank of America and its affiliates (including the Arranger), or (b) Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person, from the breach by such Indemnified Person of Section 10.9 or from disputes among the Lenders. The agreements in this Section shall survive payment of all other Obligations.

        10.6   Payments Set Aside. To the extent that the Company makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee or receiver, or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

        10.7   USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the Act.

      10.8   Successors and Assigns.

        (a)        The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection 10.8(b), (ii) by way of participation in accordance with the provisions of subsection 10.8(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection 10.8(f), or (iv) to an SPC in accordance with the provisions of subsection 10.8(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection 10.8(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)        Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection 10.8(g)) with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, (iii) any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and, so long as no Event of Default has occurred and is continuing, the Company unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection 10.8(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.1, 3.3, 3.4, 10.4 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.8(d).

        (c)        The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice, and the Administrative Agent will provide a copy of the Register to the Company upon the Company’s reasonable request. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

        (d)        Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that directly affects such Participant. Subject to subsection 10.8(e), the Company agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.8(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.14 and 10.9 as though it were a Lender.

        (e)        A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 10.15 as though it were a Lender.

        (f)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        (g)        As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the L/C Issuer and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

        (h)        Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Company under this Agreement (including its obligations under Section 3.3), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

        (i)        Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection 10.8(b), Bank of America may, upon 30 days’ notice to the Company and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to subsection 2.05(c)).

        10.9   Confidentiality. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by or on behalf of the Company or any Subsidiary under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use or disclose any such information other than in connection with matters directly relating to or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by such Lender or an Affiliate thereof, or (b) was or becomes available on a non-confidential basis from a source other than the Company or a Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company known to such Lender; provided that any Lender may disclose such information (i) at the request or pursuant to any requirement of any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) to which such Lender is subject or in connection with an examination of such Lender by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to such Lender’s independent auditors and other professional advisors; (vii) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (viii) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party with such Lender or such Affiliate; and (ix) subject to the restrictions above, to its Affiliates, provided that any such Affiliate agrees in writing to keep such information confidential to the extent required hereunder. Each Lender will, so long as not prohibited from doing so by any Requirement of Law, notify the Company of any request for information of the type referred to in clause (ii), (iii) or (iv) above prior to disclosing such information so that the Company may seek appropriate relief from any applicable court or other Governmental Authority.

        10.10   Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

        10.11   Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent and the Company in writing of any change in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

        10.12   Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of which taken together shall be deemed to constitute but one and the same instrument.

        10.13   Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such instrument or agreement.

        10.14   No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, the Administrative Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

10.15 Tax Forms. (a) (i) Each Lender that is not a “United States person”within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent and the Company, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Company pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Company pursuant to this Agreement) or such other evidence satisfactory to the Administrative Agent and the Company that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent and the Company such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Administrative Agent and the Company of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Company pursuant to this Agreement, (B) promptly notify the Administrative Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Company make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent and the Company on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent or the Company (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Company shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this subsection 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this subsection 10.15(a); provided that if such Lender shall have satisfied the requirement of this subsection 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this subsection 10.15(a) shall relieve the Company of its obligation to pay any amounts pursuant to Section 3.1 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent or the Company may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Company is not required to pay additional amounts under this subsection 10.15(a).

        (b)        Upon the request of the Administrative Agent or the Company, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent and the Company two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

        (c)        If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

        10.16   Governing Law and Jurisdiction. (a) THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

        (b)        ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

        10.17   Entire Agreement. This Agreement, together with the Notes and any fee letter among the Company, the Administrative Agent and the Arranger, embodies the entire agreement and understanding among the Company, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

        10.18   Waiver of Notice Requirement under Existing Credit Agreement. The Lenders that are parties to the Existing Credit Agreement, which constitute “Required Lenders” under and as defined in the Existing Credit Agreement, hereby waive the requirement for four Business Days’ prior notice of termination of the “Commitments” (as defined in the Existing Credit Agreement) set forth in Section 2.7 of the Existing Credit Agreement and agree that such “Commitments” shall terminate on the Closing Date.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

A. O. SMITH CORPORATION
By:________________________________________
Title:_______________________________________
BANK OF AMERICA, N.A.,
as Administrative Agent
By:________________________________________
Title:_______________________________________
BANK OF AMERICA, N.A.,
as a Lender
By:________________________________________
Title:_______________________________________
M&I MARSHALL & ILSLEY BANK,
as Co-Documentation Agent and as a Lender
By:________________________________________
Title:_______________________________________

S-1

U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agent and as a Lender
By:________________________________________
Title:_______________________________________
WELLS FARGO BANK, N.A.,
as Co-Documentation Agent and as a Lender
By:________________________________________
Title:_______________________________________
THE BANK OF NEW YORK,
as a Lender
By:________________________________________
Title:_______________________________________
WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Lender
By:________________________________________
Title:_______________________________________
COMERICA BANK,
as a Lender
By:________________________________________
Title:_______________________________________

S-2

KEY BANK NATIONAL ASSOCIATION,
as a Lender
By:________________________________________
Title:_______________________________________

S-3